Exhibit 99.1

Gladstone Land Files for Public Offering of 6.00%

Series B Cumulative Redeemable Preferred Stock

MCLEAN, Va., January 10, 2018 (GLOBE NEWSWIRE) — Gladstone Land Corporation (NASDAQ:LAND) (the “Company”) today announced that it has filed a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for a continuous public offering of up to 6,000,000 shares (the “Primary Offering”) of its newly-designated 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) at an offering price of $25.00 per share, for up to $150.0 million in gross proceeds and up to approximately $131.3 million in net proceeds, after payment of dealer manager fees and selling commissions and estimated expenses of the offering payable by the Company, assuming all shares of the Series B Preferred Stock are sold in the offering. The Company is also offering up to 500,000 additional shares of the Series B Preferred Stock, pursuant to the Company’s dividend reinvestment plan (the “DRIP”), to those holders of the Series B Preferred Stock who elect to participate in such plan. Gladstone Securities, LLC (“Gladstone Securities”), an affiliate of the Company, will serve as the Company’s exclusive dealer manager in connection with the offering. The Series B Preferred Stock is being offered by Gladstone Securities on a “reasonable best efforts” basis.

The Company expects that the offering of Series B Preferred Stock will terminate on the date (the “Termination Date”) that is the earlier of January 10, 2023 (unless earlier terminated or extended by the Company’s Board of Directors), or the date on which all 6,000,000 shares offered in the Primary Offering are sold. The Company intends to use the net proceeds from this offering to repay existing indebtedness, to fund future acquisitions, and for other general corporate purposes. There is currently no public market for shares of Series B Preferred Stock. The Company intends to apply to list the Series B Preferred Stock on NASDAQ or another national securities exchange within one calendar year after the Termination Date, however, there can be no assurance that a listing will be achieved in such timeframe, or at all.

“We believe this is a nice way to raise capital at a pace to allow for it to be invested in a more timely manner,” said David Gladstone, President and CEO of the Company. “Over the next five years, we intend to sell some or all of the $150 million allotted for in this offering. We believe this offering will provide the Company with access to the additional capital needed to grow our Company in a way that is not as dilutive to existing common stockholders. Shares of the Series B Preferred Stock will be sold on a ‘reasonable best efforts’ basis over a certain period, which should allow us to invest the new capital as the small amounts are received, as opposed to receiving a large amount of capital all at once from a typical offering, which can often create a drag on earnings until the new capital is fully invested. We believe this offering will allow us to continue growing our Company well into the future at a steady rate, which we hope will also lead to increases in the value of our common stock.”

The offering is being conducted as a public offering under the Company’s effective shelf registration statement, filed with the SEC (File No. 333-217042), which became effective on April 12, 2017. To obtain a copy of the final prospectus supplement and the related base prospectus for this offering, please contact: Gladstone Securities, LLC, 1521 Westbranch Drive, Suite 100 McLean, Virginia, 22201, Attn: John Kent.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Gladstone Land Corporation:

Gladstone Land is a publicly-traded real estate investment trust that invests in farmland located in major agricultural markets in the U.S., which it leases to farmers, and pays monthly distributions to its stockholders. The Company reports the current fair value of its farmland on a quarterly basis; as of September 30, 2017, its estimated net asset value was $14.15 per share. Gladstone Land currently owns 73 farms, comprised of 63,014 acres in 9 different states across the U.S., valued at approximately $534 million. Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually; as well as permanent crops, such as almonds, blueberries, and pistachios, which are planted every 10 to 20-plus years. The Company also may acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers. Gladstone Land has paid 59 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013, and the current per-share distribution on its common stock is $0.04425 per month, or $0.531 per year. Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 21, 2017 and our other filings with the Securities and Exchange Commission including the preliminary prospectus supplement and the final prospectus supplement (when available). The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

For further information: Gladstone Land, 703-287-5893